Exhibit 99.1

ZYNGA APPOINTS JOHN DOERR TO BOARD OF DIRECTORS

SAN FRANCISCO – April 5, 2013 – Zynga Inc. (NASDAQ: ZNGA), the world’s leading social game developer, announced today that John Doerr, General Partner of Kleiner Perkins Caufield & Byers, joined the company’s board of directors.

“John has been a supporter of Zynga since our early days, and truly understands our core values and mission,” said Mark Pincus, CEO and Founder, Zynga. “John has worked with some of the most well-known companies in the world at every stage imaginable and his experience helping teams innovate at scale will be a tremendous asset for our leadership team. I’m personally looking forward to working closer with John, a true pioneer in the consumer internet space, and welcoming him to the board as a trusted advisor through this pivotal, transition year. John inspired us all to pursue creating internet treasures. He is a true missionary and will deepen and strengthen our DNA.”

“In just five years Zynga has connected hundreds of millions of people to their friends for fun. What’s exciting is this is still day zero – just the beginning – of social gaming’s potential.” said John Doerr, General Partner, Kleiner Perkins Caufield & Byers. “With its deep talent and multi-platform technology, and millions of happy customers, Zynga will engage more of us wherever we play – whether on the web, phones or tablets. I’m excited about working with Mark and the Zynga team in its next chapters of growth.”

Doerr joined KPCB in 1980, and has backed some of the world’s most successful companies, including Google Inc. (GOOG), Amazon.com Inc. (AMZN) and Intuit Inc. (INTU). His passion is helping entrepreneurs create the “next big thing.” John currently serves on the boards of several Internet technology companies, including Coursera, Flipboard and Google.

Doerr started his technology career in 1974 at Intel, and later founded Silicon Compilers, a VLSI CAD software company, and co-founded @Home, the nationwide broadband cable Internet service. Outside of KPCB, Doerr supports NewSchools.org, TechNet.org, the Climate Reality Project and ONE.org.

Doerr joins Zynga’s distinguished board members: William “Bing” Gordon, Reid Hoffman, Jeffrey Katzenberg, Stanley J. Meresman, Sunil Paul, Mark Pincus, Ellen F. Siminoff and Owen Van Natta.

About Zynga Inc.

Zynga Inc. (NASDAQ: ZNGA) is the world’s leading provider of social game services with more than 298 million monthly active users playing its games, which include Zynga Poker, Words With Friends, Scramble With Friends, Gems With Friends, Draw Something, FarmVille 2, ChefVille, CityVille, Bubble Safari and Ruby Blast. Zynga’s games are available on a number of global platforms, including Facebook, Zynga.com, Google+, Tencent, Apple iOS and Google Android. Zynga is headquartered in San Francisco, California.

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